As filed with the Securities and Exchange Commission on November 15, 2023.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Longeveron Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-2174146
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1951 NW 7th Avenue, Suite 520

Miami, Florida 33136

(305) 909-0840

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wa’el Hashad

Chief Executive Officer

1951 NW 7th Avenue, Suite 520

Miami, Florida 33136

(305) 909-0840

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jennifer Minter, Esq.

Brian North, Esq.

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, PA 15219

(412) 562-8800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 15, 2023

PRELIMINARY PROSPECTUS

5,018,183 Shares of Class A Common Stock

This prospectus relates to the re-sale or other disposition from time to time by certain selling stockholders identified herein (each, a “Selling Stockholder” and, together, the “Selling Stockholders”) or their pledgees, assignees, distributees and successors-in-interest, from time to time, of up to of up to 5,018,183 shares of our Class A Common Stock, par value $0.001 per share (“Common Stock”) issuable upon the exercise of certain warrants held by the Selling Stockholders (including shares that may be issued to the holder in lieu of fractional shares).

We are registering the offer and sale of Common Stock on behalf of the Selling Stockholders to satisfy certain registration rights that we have granted to the Selling Stockholders.

Each Selling Stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of the Common Stock on any stock exchange, market, or trading facility on which shares of our Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of Common Stock. We will bear all other costs, expenses, and fees in connection with the registration of the Registered Securities. See “Plan of Distribution” which begins on page 12 of this prospectus.

We are not offering any shares of our Common Stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of our Common Stock by the Selling Stockholders. However, we may receive proceeds of up to approximately $8.3 million if all of the Warrants covered by this prospectus are exercised for cash, based on the per share exercise price of the warrants held by the Selling Stockholders.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “LGVN”. On November 14, 2023, the last reported sale price for our Common Stock as reported on the NASDAQ Capital Market was $1.75 per share.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of this prospectus and in the other documents that are incorporated by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2023

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the Common Stock that may be resold by the Selling Stockholders. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Stockholders. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Common Stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9, and the financial statements and other information incorporated by reference into this prospectus. In this prospectus, except as otherwise indicated, “Longeveron,” the “Company,” “we,” “our,” and “us” refer to Longeveron Inc., a Delaware corporation.

Business Overview

We are a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic Mesenchymal Stem Cell (MSC) formulation sourced from bone marrow of young, healthy adult donors. Lomecel-B™ has multiple potential mechanisms of action that promote tissue repair and healing with broad potential applications across a spectrum of disease areas. The underlying mechanism(s) of action that lead to the tissue repair programs include the stimulation of new blood vessel formation, modulation of the immune system, reduction in tissue fibrosis, and the stimulation of endogenous cells to divide and increase the numbers of certain specialized cells in the body.

We are currently pursuing three pipeline indications: Hypoplastic Left Heart Syndrome (HLHS), Alzheimer’s disease (AD), and Aging-related Frailty. Our mission is to advance Lomecel-B™ and other cell-based product candidates into pivotal or Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community.

As of October 2023, we have completed five U.S. clinical studies of Lomecel-B™: Phase 1 AD, Phase 1 HLHS, Phase 1/2 Aging-related frailty (“HERA Trial”), Phase 2a AD (“CLEAR MIND Trial”), and Phase 2b Aging-related Frailty. We currently have two clinical trials actively enrolling patients: Phase 2b HLHS (“ELPIS II” trial) and Japan Phase 2 study in Japanese patients with Aging-related frailty. Additionally, we sponsor a registry in The Bahamas under the approval and authority of the National Stem Cell Ethics Committee. The Bahamas Registry Trial administers Lomecel-B™ to eligible participants at two private clinics in Nassau for a variety of indications. While Lomecel-B™ is considered an investigational product in The Bahamas, under the approval terms from the Bahamian National Stem Cell Ethics Committee, we are permitted to charge a fee to participate in the Registry Trial.

HLHS

Our HLHS program is focused on the potential clinical benefits of Lomecel-B™ as an adjunct therapeutic to standard-of-care HLHS surgery. HLHS is a rare and devastating congenital heart defect in which the left ventricle is severely underdeveloped. As such, babies born with this condition die shortly after birth without undergoing a complex series of reconstructive heart surgeries. Despite the life-saving surgical interventions, clinical studies show that only 50 to 60 percent of affected individuals survive to adolescence. We have early clinical state evidence supporting pro-vascular, pro-regenerative, anti-fibrotic, and anti-inflammatory properties of Lomecel-B™ to improve heart function in HLHS patients. We have completed a Phase 1 open-label study (“ELPIS I”)1 that supported the safety and tolerability of Lomecel-B™ for HLHS, when directly injected into the functional right ventricle during the second-stage standard-of-care surgery (adding minimal additional time to the surgical procedure). Preliminary data also suggested potential benefits on heart function. In addition, our early clinical stage data is favorable as compared to historical controls for survival and reduced need for heart transplants. The improvement in HLHS survival following the Phase 1 ELPIS I clinical trial has resulted in acceptance by the American Heart Association (“AHA”) for a poster presentation at an AHA meeting in November 2023. The ELPIS I trial showed 100 percent survival in children up to 5 years of age after receiving Lomecel-B™, compared to a 20 percent mortality rate observed from historical control data. Longeveron is currently conducting a controlled Phase 2 trial (“ELPIS II”) to compare the effects of Lomecel-B™ as an adjunct therapeutic versus standard-of-care (HLHS surgery alone). A positive outcome could allow this trial to serve as a registrational study and adoption of Lomecel-B™ as part of standard-of-care treatment in HLHS patients.

[1]	Sunjay Kaushal, MD, PhD, Joshua M Hare, MD, Jessica R Hoffman, PhD, Riley M Boyd, BA, Kevin N Ramdas, MD, MPH, Nicholas Pietris, MD, Shelby Kutty, MD, PhD, MS, James S Tweddell, MD, S Adil Husain, MD, Shaji C Menon, MBBS, MD, MS, Linda M Lambert, MSN-cFNP, David A Danford, MD, Seth J Kligerman, MD, Narutoshi Hibino, MD, PhD, Laxminarayana Korutla, PhD, Prashanth Vallabhajosyula, MD, MS, Michael J Campbell, MD, Aisha Khan, PhD, Eric Naioti, MSPH, Keyvan Yousefi, PharmD, PhD, Danial Mehranfard, PharmD, MBA, Lisa McClain-Moss, Anthony A Oliva, PhD, Michael E Davis, PhD, Intramyocardial cell-based therapy with Lomecel-B™ during bidirectional cavopulmonary anastomosis for hypoplastic left heart syndrome: The ELPIS phase I trial, European Heart Journal Open, 2023.

Alzheimer’s Disease

In September 2023, we completed our Phase 2a Alzheimer’s disease clinical trial, known as the CLEAR MIND study. This trial enrolled patients with mild Alzheimer’s disease and was designed as a randomized, double-blind, placebo-controlled study across ten U.S. centers. Our primary objective was to assess safety, and we tested three distinct Lomecel-BTM dosing regimens against a placebo.

The study demonstrated positive results. Notably, all Lomecel-B™ treatment groups met the safety primary endpoint and showed slowing/prevention of disease worsening relative to the placebo. There were statistically significant improvements in the secondary efficacy endpoint for both the low-dose Lomecel-BTM group and the pooled treatment groups compared to the placebo. Other doses also showed promising results in slowing/prevention of disease worsening. These findings support both the safety and potential therapeutic benefit of Lomecel-BTM in managing mild Alzheimer’s disease, laying a strong groundwork for subsequent trials in this indication and potentially others.

The trial also entailed careful evaluation of potential target engagement through fluid-based biomarkers, imaging biomarkers, and vascular function assessment. We anticipate additional data from these assessments in the future and will provide an update once the data are fully received and analyzed.

Aging-related Frailty

Improvement of the quality of life for the aging population is one of the strategic directions of the Company. Life expectancy has substantially increased over the past century due to medical and public health advancements. However, this longevity increase has not been paralleled by health span – the period of time one can expect to live in relatively good health and independence. For many developed and developing countries, health span lags life-expectancy by over a decade. This has placed tremendous strain on healthcare systems in the management of aging-related ailments and presents additional socioeconomic consequences due to patient decreased independence and quality-of-life. Since these strains continue to increase with demographic shifts towards an increasingly older population, improving health span has become a priority for health agencies, such as the National Institute on Aging (“NIA”) of the NIH, the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”), and the European Medicines Agency (“EMA”). As we age, many experience a decline in our own stem cells, a decrease in immune system function (known as “immunosenescence”), diminished blood vessel functioning, chronic inflammation (known as “inflammaging”), and other aging-related alterations that affect biological functioning. Our preliminary clinical data suggest that Lomecel-B™ may potentially address these problems through multiple mechanisms of action (“MOAs”) that simultaneously target key aging-related processes. Longeveron is currently engaged in a Phase 2 trial studying Lomecel-B™ in Aging-related Frailty under INDs with the US FDA and under the PMDA in Japan. There are currently 5 patients enrolled in the Japan study and we anticipate completing the enrollment in this study by the end of 2024. In addition, we are using Lomecel-B™ in registry trials in The Bahamas as part of the real-world data generation for the aging population.

Since our founding in 2014, we have focused the majority of our time and resources on the following: organizing and staffing our company, building, staffing and equipping a cGMP manufacturing facility with research and development labs, business planning, raising capital, establishing our intellectual property portfolio, generating clinical safety and efficacy data in our selected disease conditions and indications, and developing and expanding our manufacturing processes and capabilities.

We manufacture all of our own product candidates for clinical trials. In 2017, we opened a manufacturing facility comprised of eight clean rooms, two research and development laboratories, and warehouse and storage space. We have supply contracts with multiple third parties for fresh bone marrow, which we use to produce our product candidate for clinical testing and research and development. From time to time, we enter into contract development and manufacturing contracts or arrangements with third parties who seek to utilize our product development capabilities.

Since the time that we became a publicly traded company in February 2021, we have sold 5,442,740 shares of Common Stock through our IPO, a December 2021 private issuance of public equity (PIPE) offering, a September 2023 rights offering, and an October 2023 registered direct offering, warrants to purchase 106,400 shares of Common Stock at an initial exercise price of $12.00 per share issued to the underwriter in our IPO in February 2021, warrants to purchase 1,169,288 shares of Common Stock at an initial exercise price of $17.50 per share in the December 2021 PIPE offering, pre-funded warrants to purchase 59,243 shares of Common Stock at a nominal exercise price of $0.001 per share in an October 2023 registered direct offering, and warrants to purchase 4,848,486 shares of Common Stock at an exercise price of $1.65 per share as well as Placement Agent Warrants to purchase 169,697 shares of Common Stock at an exercise price of $2.0625 per share in an October 2023 private placement concurrent with the registered direct offering, for aggregate gross proceeds of $4.0 million prior to discounts, commissions and other offering expenses. The exercise price of the warrants from the December 2021 PIPE offering were re-set in accordance with their terms upon announcement and in connection with the consummation of the September 2023 rights offering to $5.25 per share.

When appropriate funding opportunities arise, we routinely apply for grant funding to support our ongoing research and since 2016 we have received approximately $16.0 million in grant awards ($11.5 million of which has been directly awarded to us and is recognized as revenue when the performance obligations are met) from the National Institute on Aging (NIA) of the National Institutes of Health (NIH), the National Heart Lung and Blood Institute (NHLBI) of the NIH, the Alzheimer’s Association, and the Maryland Stem Cell Research Fund (MSCRF) of the Maryland Technology Development Corporation, or TEDCO.

Implication of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and correspondingly reduced. Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our public float is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our public float is less than $700.0 million measured on the last business day of our second fiscal quarter. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Summary of Clinical Development Strategy

Our core mission is to become a world-leading regenerative medicine company through the development, approval, and commercialization of novel cell therapy products for unmet medical needs, with a focus on HLHS. Key elements of our current business strategy include the following:

●	Execution of ELPIS II, a Phase 2 randomized, placebo-controlled trial, to measure the efficacy of Lomecel-B™ in HLHS. This trial is ongoing and is being conducted in collaboration with the NHLBI through grants from the NIH.

●	Continue to pursue the therapeutic potential of Lomecel-B™ in mild Alzheimer’s disease. We completed a Phase 2a trial (CLEAR MIND) which demonstrated the potential benefits of Lomecel-B™ over placebo to maintain cognitive function and deterioration of brain structure atrophy, with no safety issues observed. We will continue our analysis of the study (biomarkers, neurocognitive, and quality of life data) which should provide additional valuable information regarding the target engagement and clinical benefits. Once the study data analysis is completed, we will discuss the data with the scientific advisors in order to further develop our clinical development strategy. Our objective is to forge strategic collaborations for the advancement of Lomecel-B™ in addressing Alzheimer’s disease. We are actively in pursuit of a partnership to propel this initiative forward.

●	Continue developing our international programs. Japan is our first non-U.S. territory in which we are conducting a randomized, double-blinded, placebo-controlled clinical trial to evaluate Lomecel-B™ for Aging-related Frailty. With successful completion of this trial and demonstration of safety, we intend to seek marketing approval under the Act on the Safety of Regenerative Medicine (ASRM). We also intend to explore conditional or full approval in Japan of Lomecel-B™ under the Pharmaceuticals and Medical Devices (PMD) Act for the treatment of Aging-related Frailty in the future, which will be guided by results from this trial and potentially others in our Frailty program. We may also explore other indications in Japan, and potentially pursue Aging-related Frailty and other indications in additional international locations for further development and commercialization. We also continue to successfully enroll in our Frailty and Cognitive Impairment registry trials in The Bahamas, and presently intend to launch an Osteoarthritis registry trial in The Bahamas as well.

●	Expand our manufacturing capabilities to commercial-scale production. We operate a current good manufacturing practice (“cGMP”)-compliant manufacturing facility and produce our own product candidates for testing. We continue to improve and expand our capabilities with the goal of achieving cost-effective manufacturing that may potentially satisfy future commercial demand for potential Lomecel-B™ commercialization.

●	Collaborative arrangements and out-licensing opportunities. We will be opportunistic and consider entering into co-development, out-licensing, or other collaboration agreements for the purpose of eventually commercializing Lomecel-B™ and other products domestically and internationally if appropriate approvals are obtained.

●	Product candidate development pipeline through internal research and development and in-licensing. Through our research and development program, and through strategic in-licensing agreements, or other business development arrangements, we intend to actively explore promising potential additions to our pipeline.

●	Continue to expand our intellectual property portfolio. Our intellectual property is vitally important to our business strategy, and we take significant steps to develop this property and protect its value. Results from our ongoing research and development efforts are intended to add to our existing intellectual property portfolio.

October 2023 Warrant Private Placement

On October 11, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional accredited investor (the “Purchaser”) relating to the registered direct offering and sale of an aggregate of 2,365,000 shares of our Class A common stock, par value $0.001 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 59,243 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.001 per share, at a purchase price of $1.65 per share of Common Stock and a purchase price of $1.649 per Pre-Funded Warrant (the “Registered Direct Offering”). The shares of Common Stock, Pre-Funded Warrants and Pre-Funded Warrant Shares issued in the Registered Direct Offering were offered by us pursuant to a prospectus supplement, dated October 11, 2023, and accompanying prospectus, in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-264142), which was declared effective by the SEC on April 14, 2022. On October 17, 2023, the Pre-Funded Warrants were exercised by the Purchaser in full and the Pre-Funded Warrant Shares were subsequently issued.

In a private placement on October 13, 2023 concurrent with the Registered Direct Offering, we also sold to the Purchaser unregistered Series A Warrants to purchase up to an aggregate of 2,424,243 shares of our Common Stock and unregistered Series B Warrants to purchase up to an aggregate of 2,424,243 shares of our Common Stock (the “Private Placement Warrants”) (the “Private Placement”, and together with the Registered Direct Offering, the “Offerings”). The unregistered Series A Warrants have an exercise price of $1.65 per share, will become exercisable commencing on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the Series A Warrants, and expire on April 13, 2029. The unregistered Series B Warrants have an exercise price of $1.65 per share, will become exercisable commencing on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the Series B Warrants, and expire on April 14, 2025. The Purchaser may not exercise any portion of the Private Placement Warrants to the extent the Purchaser would own more than 4.99% of the Company’s outstanding Common Stock immediately after exercise. The Purchaser may decrease, or upon at least 61 days’ prior notice to the Company, increase this percentage with respect to either the Series A Warrants or the Series B Warrants. In no event shall such beneficial ownership limitation exceed 9.99%.

Pursuant to an engagement letter in connection with the Offerings, dated as of September 28, 2023, and an amendment thereto dated October 11, 2023 (as amended, the “Engagement Letter”), between the Company and H.C. Wainwright & Co., LLC (“Wainwright” or the “placement agent”), we issued to certain designees of Wainwright warrants to purchase up to 169,697 shares of Common Stock (the “Placement Agent Warrants”), which represent 7.0% of the aggregate number of shares of Common Stock sold in the Registered Direct Offering. The Placement Agent Warrants have substantially the same terms as the Private Placement Warrants, except that the Placement Agent Warrants have an exercise price equal to $2.0625, or 125% of the offering price per share of Common Stock sold in the Registered Direct Offering, and the Placement Agent Warrants expire on October 11, 2028. In addition, under the terms of the Engagement Letter, upon any exercise for cash of any Series B Warrants issued to investors in the Private Placement, we will issue to Wainwright, within five (5) business days of the Company’s receipt of the exercise price for the Series B Warrants, warrants to purchase 7.0% of the Series B Warrants that have been exercised.

The shares of Common Stock underlying the Private Placement Warrants and the Placement Agent Warrants (collectively referred to herein as the “Warrants”) are being registered on the registration statement of which this prospectus forms a part in accordance with the terms of the Purchase Agreement. We refer to the shares of Common Stock underlying the Warrants being registered herein as the “Registered Securities.”

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the offered securities set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Corporate Information

We were initially formed as a Delaware limited liability company in October 2014. As part of our initial public offering (“IPO”) in February 2021, Longeveron LLC converted into a Delaware corporation pursuant to a statutory conversion, and changed its name to Longeveron Inc. Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Our principal executive offices are located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, and our telephone number is (305) 909-0840. Our website address is www.longeveron.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	Longeveron Inc.

Securities Offered by Selling Stockholder:

We are registering the resale by the Selling Stockholders named in this prospectus, or their pledgees, assignees, distributees and successors-in-interest of an aggregate of 5,018,183 shares of Common Stock issuable upon exercise of the Private Placement Warrants held by the Selling Stockholders, of which (i) up to 2,424,243 shares are issuable upon the exercise of the Series A Warrants issued to the Purchaser upon the closing of the Private Placement; (ii) up to 2,424,243 shares are issuable upon the exercise of the Series B Warrants issued to the Purchaser upon the closing of the Private Placement; and (iii) 169,697 shares are issuable upon exercise of the Placement Agent Warrants issued to Wainwright, or its designees, pursuant to the terms of the Engagement Letter.

Shares of Common Stock Outstanding Prior to this Offering(1):	8,895,574 shares as of November 13, 2023

Shares of Common Stock Outstanding assuming exercise of all Warrants(1):	13,913,757 shares

Shares of Class B Common Stock Outstanding	14,855,539 shares

Terms of the Offering	The Selling Stockholders will determine when and how they will sell the Common Stock offered in this prospectus, as described in the section of this prospectus titled “Plan of Distribution” on page 12.

Use of Proceeds:	The Selling Stockholders will receive the proceeds from the sale of the shares of Common Stock offered hereby. We will not receive any proceeds from the sale of the shares of Common Stock. However, we may receive proceeds in the aggregate amount of up to approximately $8.3 million if all of the Warrants are exercised for cash. See “Use of Proceeds” on page 10 of this prospectus.

Voting Rights:	Shares of Common Stock are entitled to one (1) vote per share. Shares of Class B Common Stock are entitled to five (5) votes per share. Holders of our Common Stock and Class B Common Stock generally vote together as a single class, unless otherwise required by law or our certificate of incorporation (the “Certificate of Incorporation”). Each share of our Class B Common Stock is convertible into one share of our Common Stock at any time and converts automatically upon certain transfers. The Common Stock is not convertible into Class B Common Stock.

Dividend Policy:	We have never declared or paid any dividends to the holders of our Common Stock, and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the operation of our business and for general corporate purposes.

Risk Factors:	Since our inception, we have incurred substantial losses. We will need additional funding (including the funding which may be received pursuant to a cash exercise of all the Warrants described in this prospectus) to remain a going concern, maintain operations, and to continue our current and planned clinical trial activity. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should carefully consider all of the risks which are discussed more fully in “Risk Factors” beginning on page 9 of this prospectus and those incorporated by reference from our filings with the SEC.

Nasdaq Capital Market Symbol:	LGVN

(1)	The number of shares of Common Stock outstanding before and after this offering is based on 8,895,574 shares of Common Stock and 14,855,539 shares of Class B Common Stock outstanding as of November 13, 2023, and excludes:

●	6,289,582 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price as of November 13, 2023 of $2.54 per share;

●	122,143 shares issuable upon the vesting of RSUs under the Company’s 2021 Incentive Award Plan;

●	125,000 shares issuable upon the vesting of Performance Share Units (PSUs) under the Company’s 2021 Incentive Award Plan; and

●	373,655 stock options outstanding with an average exercise price as of November 12, 2023 of $6.03 issuable under the Company’s 2021 Incentive Award Plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect our current expectations about our future results, performance, prospects, and opportunities. Such forward-looking statements can involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate the safety and efficacy of our product candidates, and other positive results;

●	the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy, and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates in the U.S., Japan, The Bahamas, and other jurisdictions;

●	our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors;

●	our financial performance and ability to continue as a going concern; and

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings, and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequently filed Quarterly Reports on Form 10-Q, each of which are incorporated by reference in this prospectus, as well as other information contained in this prospectus and which is incorporated by reference in this prospectus and any prospectus supplement, before making an investment decision with respect to our securities, including the Registered Securities. The occurrence of any of those risks, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties incorporated by reference in this prospectus. See the section of this prospectus titled “Where You Can Find More Information.”

DIVIDEND POLICY

We have never declared nor paid any cash dividends, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

USE OF PROCEEDS

This prospectus relates to the resale by the Selling Stockholders of up to 5,018,183 shares of Common Stock. The Selling Stockholders will receive all of the proceeds from this offering. We will not receive any of the proceeds from the sale or other disposition of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we may receive proceeds in the aggregate of up to approximately $8.3 million if all of the Warrants covered by this prospectus are exercised for cash, based on the per share exercise price of the Warrants. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised for cash.

We intend to use any proceeds from the exercise of the Warrants for our ongoing clinical and regulatory development of Lomecel-B™ for the treatment of several disease states and indications, including HLHS and Alzheimer’s Disease, and the ongoing and prospective clinical studies of Lomecel-B™ for the treatment of Aging-related Frailty study being conducted in Japan; obtaining regulatory approvals; capital expenditures, working capital and other general corporate purposes. We are subject to substantial risks that could require us to obtain additional funding in order to achieve these objectives. See “Risk Factors.” We may need substantial additional capital in the future, which could cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights, and if additional capital is not available, we may have to delay, reduce, or cease operations. Our expected use of any proceeds from the exercise of the Warrants represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of any proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of clinical and regulatory development programs and the amount and timing of product revenue, if any. In addition, we might decide to postpone or not pursue certain activities if, among other factors, the proceeds from the exercise of the Warrants and our other sources of cash are less than expected. As a result, management will have broad discretion in the application of the any proceeds from the exercise of the Warrants, and investors will be relying on our judgment regarding the application of such proceeds. Pending the uses described above, we intend to invest the any proceeds in interest-bearing investment-grade securities or deposits.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities covered by this prospectus. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by the Selling Stockholders under this prospectus.

THE SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the Offerings and the issuance of the Warrants, see “Prospectus Summary – Selling Stockholders Overview – Private Placement of Warrants.” We are registering the Registered Securities in order to permit the Selling Stockholders to offer the Common Stock for resale from time to time. Except for the ownership of the Warrants, the Engagement Letter with Wainwright, and the Purchaser’s purchase of certain warrants and shares of our Common Stock in the Company’s December 2021 PIPE offering, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its or his beneficial ownership of the Warrants and our Common Stock, as of November 13, 2023, assuming exercise of all Warrants held by such Selling Stockholder on that date, without regard to any limitations on exercise. The third column lists the shares of Common Stock being offered under this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. The percentage of beneficial ownership in the fourth column represents the percentage of the outstanding shares of both the Common Stock and the Company’s Class B Common Stock.

Under the terms of the Warrants, a Selling Stockholder may not exercise any portion of the Warrants to the extent such exercise would cause the Selling Stockholder to own more than 4.99% of the Company’s outstanding Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such Warrant. A Selling Stockholder may decrease or, upon at least 61 days’ prior notice to us, increase such limitation. In no event shall such beneficial ownership limitation exceed 9.99%. The Private Placement Warrants are not exercisable until our stockholders approve the issuance of the Private Placement Warrants and the shares of Common Stock issuable upon the exercise thereof. The number of shares of Common Stock in the columns below does not reflect these limitations. The Selling Stockholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to This Prospectus (2)	Number of Shares of Common Stock Owned After Offering (3)	Percentage of Beneficial Ownership After Offering (3)
Armistice Capital, LLC (4)	7,294,201	(5)	4,848,486	2,445,715	10.2%
Michael Vasinkevich (6)	108,818	(7)	108,818	0	—%
Noam Rubinstein (6)	53,455	(7)	53,455	0	—%
Craig Schwabe (6)	5,727	(7)	5,727	0	—%
Charles Worthman (6)	1,697	(7)	1,697	0	—%

(1)	The Warrants contain certain beneficial ownership limitations, which provide that a holder of the securities will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise; provided that the holder may elect to decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%. Additionally, stockholders may have acquired shares of Common Stock on the open market without the Company’s knowledge that may not be reflected.

(2)	Represents shares of the Company’s Common Stock underlying the Warrants issued to the Selling Stockholders in connection with the Private Placement and offered hereby.

(3)	We do not know when or in what amounts a Selling Stockholder may offer shares of our Common Stock for sale. The Selling Stockholders might not sell any or might sell all of the shares of our Common Stock offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares of our Common Stock pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our Common Stock, we cannot estimate the number of shares of our Common Stock that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of our Common Stock covered by this prospectus will be held by the Selling Stockholders.

(4)	These securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund, and Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. Steven Boyd holds voting and dispositive power over the securities held by the Selling Stockholder.

(5)	These shares are comprised of (i) 2,160,000 shares of Common Stock purchased in the Registered Direct Offering or that have been issued upon the exercise of the Pre-Funded Warrants issued in the Registered Direct Offering; (ii) 4,848,486 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, which contain a beneficial ownership limitation that provides that a holder of the securities will not have the right to exercise any portion of the warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise; and (iii) 285,715 shares of Common Stock issuable upon the exercise of warrants issued to the Selling Stockholder in the December 2021 PIPE offering that are subject to a 4.99% beneficial ownership limitation that prohibits the Master Fund from exercising any portion of those warrants if such exercise would result in the Master Fund owning a percentage of our outstanding common stock exceeding the 4.99% ownership limitation after giving effect to the issuance of Common Stock in connection with the Master Fund’s exercise of any portion of a warrant.

(6)	The Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares of Common Stock beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of the Placement Agent Warrants, which were received as compensation in connection with the Registered Direct Offering. The Selling Stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(7)	These shares are comprised of shares of Common Stock issuable upon the exercise of the Placement Agent Warrants.

PLAN OF DISTRIBUTION

We are registering the Registered Securities on behalf of the Selling Stockholders. Each of the Selling Stockholders and any of their pledgees, assignees, distributees and successors-in-interest of the Registered Securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the shares of Common Stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Registered Securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registered Securities in the course of hedging the positions they assume. To the extent permitted by applicable securities laws, the Selling Stockholders may also sell the Registered Securities short and deliver these securities to close out their short positions, or loan or pledge the Registered Securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Registered Securities offered by this prospectus, which Registered Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Registered Securities or interests therein may be “underwriters” within the meaning of the Securities Act. In such event, any discounts, commissions, concessions or profit they earn on any resale of the Registered Securities purchased by them and covered by this prospectus may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Registered Securities.

The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We have agreed to keep the registration statement of which this prospectus is a part effective until the Purchaser no longer owns any Private Placement Warrants or shares of Common Stock issuable upon the exercise thereof. The Registered Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Registered Securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Registered Securities may not simultaneously engage in market making activities with respect to our Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of our Common Stock is based on the provisions of our Certificate of Incorporation, our bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation, our Bylaws, and the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, which are exhibits to the registration statement on Form S-1 of which this prospectus forms a part, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

Our authorized capital stock consists of (i) 84,295,000 shares of Common Stock, par value $0.001 per share, (ii) 15,705,000 shares of Class B Common Stock, par value $0.001 per share and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We have two classes of authorized common stock, Common Stock and Class B Common Stock. The rights of the holders of Common Stock and Class B Common Stock are identical, except with respect to voting and conversion.

Voting. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B Common Stock are entitled to five votes for each share of Class B Common Stock held on all matters submitted to a vote of stockholders. Holders of shares of our Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of our Common Stock or Class B Common Stock to vote separately as a single class in the following circumstances:

(1)	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

(2)	if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of the voting power of our outstanding capital stock can elect all of the directors then standing for election. Our Certificate of Incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation. See “— Anti-Takeover Provisions — Amendment of Charter Provisions” below.

Dividends. Holders of Common Stock and Class B Common Stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation. In the event of our liquidation or dissolution, the holders of our Common Stock and Class B Common Stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Common Stock and Class B Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock and Class B Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Change of Control Transactions. In the case of any distribution or payment in respect of the shares of our Common Stock or Class B Common Stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Common Stock and Class B Common Stock will be treated equally and identically with respect to shares of Common Stock or Class B Common Stock owned by them; provided, however, shares of each class may receive, or have the right to elect to receive, different or disproportionate consideration if the only difference in the per share consideration is that the shares to be distributed to a holder of a share Class B Common Stock have five times the voting power of any securities distributed to a holder of a share of Common Stock.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class B Common Stock, each voting as a separate class.

Conversions. Each outstanding share of Class B Common Stock is convertible at any time at the option of the holder into one share of Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, distributions or transfers of shares out to owners of a stockholder, or to partnerships, corporations, and other entities exclusively owned by the stockholder or their family members, as well as affiliates, subject to certain exceptions. Once converted or transferred and converted into Common Stock, the Class B Common Stock may not be reissued. However, Common Stock is not convertible into Class B Common Stock.

Rights and Preferences. Except for the conversion feature of our Class B Common Stock described above, holders of our Common Stock and Class B Common Stock have no preemptive, conversion or Subscription Rights. In addition, there are no redemption or sinking funds provisions applicable to our Common Stock or Class B Common Stock. The rights, preferences, and privileges of the holders of our Common Stock and Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Common Stock and Class B Common Stock are fully paid and nonassessable.

Outstanding Warrants

As of November 13, 2023, we had 6,289,582 shares of Common Stock issuable upon exercise of outstanding Common Stock warrants, at a weighted average exercise price of $2.54 per share.

Warrants Issued in our February 2021 IPO and our December 2021 PIPE Offering

Pursuant to our IPO in February 2021, the underwriter received warrants to purchase 106,400 shares of Common Stock (the “IPO Underwriter Warrants”). The IPO Underwriter Warrants are exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing August 12, 2021, at a price of $12.00 per share. During 2021, the underwriters assigned 95,760 of the IPO Underwriter Warrants to employees. As of November 13, 2023, 51,061 of the IPO Underwriter Warrants have been exercised, which provided net proceeds to the Company of $0.6 million.

On December 3, 2021, the Company completed a private placement with several investors, wherein a total of 1,169,288 shares of the Company’s Common Stock were issued at a purchase price of $17.50 per share, with each investor also receiving a warrant to purchase up to a number of shares of Common Stock equal to the number of shares of Common Stock purchased by such investor in the private placement, at an exercise price of $17.50 per share (the “PIPE Purchaser Warrants”), for a total purchase price of approximately $20.5 million (the “2021 PIPE Offering”). The PIPE Purchaser Warrants are immediately exercisable, expire five years from the date of issuance and have certain downward pricing adjustment mechanisms, subject to a floor, as described in greater detail therein and below. In addition, the Company granted certain warrants to the placement agent for the 2021 PIPE Offering, under similar terms, to purchase 46,722 shares of Common Stock at an exercise price of $17.50 per share (the “PIPE Representative Warrants” and, together with the PIPE Purchaser Warrants, the “PIPE Warrants”).The PIPE Warrants had an initial exercise price of $17.50 per share. The PIPE Purchaser Warrants contain a downward pricing adjustment mechanism, which was triggered by our September 2023 rights offering because the deemed subscription price $3.00 per share of Common Stock was below the then-current exercise price of the PIPE Purchaser Warrants. Upon being triggered in our September 2023 rights offering, the exercise price of the PIPE Purchaser Warrants was reduced to $5.25. The PIPE Representative Warrants do not contain such a downward pricing adjustment mechanism. The PIPE Warrants are currently exercisable at any time and from time to time, in whole or in part, and will expire on December 3, 2026, the fifth anniversary of their original issuance date.

General Terms of the IPO Warrants and the PIPE Warrants

Adjustment. For so long as the IPO Warrants and the PIPE Warrants (together, the “2021 Warrants”) remain outstanding and notwithstanding any prior adjustments, the exercise price and number of shares of Common Stock issuable upon exercise of the 2021 Warrant is subject to adjustment as follows: (a) with respect to the PIPE Purchaser Warrants, as the Company’s Board of Directors deems appropriate (subject to the prior written consent of the warrant holder), (b) upon (i) payment of a stock dividend or other distribution or distributions on shares of its Common Stock or any securities which would entitle the holder thereof to acquire shares of the Company’s Common Stock at any time (referred to as “Common Stock Equivalents”), (ii) subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) of shares of Common Stock, (iii) combination (by reverse stock split or otherwise) of shares of Common Stock, or (iv) reclassification of shares of Common Stock, and (c) with respect to the PIPE Purchaser Warrants, upon the issuance or announcement of contemplated issuance of shares of Common Stock or Common Stock Equivalents for consideration per share less than the exercise price of the PIPE Purchaser Warrants (a “Dilutive Issuance”), except for certain exempt issuances as set forth therein. Our September 2023 rights offering was a Dilutive Issuance, which caused a downward adjustment to the initial exercise price of the PIPE Purchaser Warrants to $5.25.

Rights upon Distribution of Assets. With respect to the PIPE Warrants, in the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the PIPE Warrant. The IPO Underwriter Warrants do not contain such dividend or distribution rights.

Fundamental Transaction. In the event of a fundamental transaction, as described in the PIPE Warrants and generally including the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person or reorganization, recapitalization or reclassification or the acquisition of our outstanding Common Stock which results in any person or group becoming the beneficial owner of 50% of our outstanding shares of Common Stock, the holders of the PIPE Warrants will be entitled to receive upon exercise of the PIPE Warrants the kind and amount of securities, cash, assets or other property that the holders would have received had they exercised the PIPE Warrants immediately prior to such fundamental transaction. Upon the occurrence of any such fundamental transaction, the successor entity shall succeed to, and be substituted for, and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the PIPE Warrants. The IPO Underwriter Warrants do not contain such rights.

Purchase Right. With respect to the PIPE Warrants, any time that the Company grants, issues, or sells any securities pro rata to all of the record holders of the Common Stock (the “Purchase Right”), the holder of the PIPE Warrant will be entitled to acquire the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the PIPE Warrant. The IPO Underwriter Warrants do not contain such rights.

Transferability. Subject to applicable laws and restrictions on transfer (and a 180-day waiting period from the effective date with respect to the IPO Underwriter Warrants), the 2021 Warrants may be transferred at the option of the holder. The 2021 Warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability. The 2021 Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed notice of exercise or exercise form accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its 2021 Warrant, a registration statement registering the issuance of the shares of Common Stock underlying the 2021 Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the 2021 Warrant.

Limitations on Exercise. With respect to the PIPE Warrants, a holder (together with its affiliates) may not exercise any portion of the PIPE Warrant to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the warrant holder) of the outstanding Common Stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the PIPE Warrants.

No Fractional Shares. No fractional shares of Common Stock will be issued in connection with the exercise of a 2021 Warrant. In lieu of fractional shares, we will (i) round up or down to the next whole share, in the case of the IPO Underwriter Warrants, or (ii) either pay a cash adjustment in respect of such fractional amount or round up to the next whole share, in the case of the PIPE Warrants.

Rights as a Stockholder. Except as otherwise provided in the 2021 Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the 2021 Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their 2021 Warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the 2021 Warrants may be amended, modified, or waived with our written consent and the written consent of the holder of such 2021 Warrant.

Failure to Timely Deliver Securities. With respect to the PIPE Warrants, upon exercise of the PIPE Warrant by the holder, if the Company or its transfer agent, Colonial Stock Transfer Company, Inc., fails to deliver the securities to holder by the required share delivery date set forth in the PIPE Warrant, or if the Company did not provide the required notice to holder that a registration statement covering the issuance of the warrant shares subject to the exercise notice is not available and the Company is unable to deliver the securities without any restrictive legend, then generally, the holder may rescind the exercise in whole or in part or may require the Company to pay to the holder an amount in cash to make the investor whole in connection with the Company’s failure to timely deliver securities.

The Private Placement Warrants

In the Private Placement concurrent with our October 2023 Registered Direct Offering, we issued Private Placement Warrants to an institutional accredited investor to purchase up to 4,848,486 shares of our Common Stock at an exercise price of $1.65 per share, consisting of (i) Series A Warrants to purchase up to 2,424,243 shares of our Common Stock and Series B Warrants to purchase 2,424,243 shares of our Common Stock. The terms of the Series A Warrants and Series B Warrants are identical, except as to duration. The following summary of certain terms and provisions of the Private Placement Warrants is not complete, is subject to, and qualified in its entirety by, the provisions of the Private Placement Warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Exercise Price and Duration. Each Private Placement Warrant is exercisable for one share of Common Stock. The Private Placement Warrants have an exercise price of $1.65 per share and are exercisable upon the Stockholder Approval Date. The Series A Warrants will expire five and one-half years from the date of issuance on April 13, 2029. The Series B Warrants will expire eighteen months from the date of issuance on April 14, 2025.

Exercisability. The Private Placement Warrants are not exercisable until our stockholders approve the issuance of the Private Placement Warrants and the shares Common Stock issuable upon the exercise thereof (the “Stockholder Approval”). Once exercisable, the Private Placement Warrants may be exercised, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Private Placement Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise.

Cashless Exercise. If, at the time a holder exercises its Private Placement Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Private Placement Warrants is not then effective or the prospectus contained therein is not available for the resale of such shares by the holder, then the Private Placement Warrants may be exercised in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Private Placement Warrants.

Exercise Limitation. A holder of Private Placement Warrants will not have the right to exercise any portion thereof if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise; provided, however, that the holder may elect to decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

Transferability. Subject to compliance with any applicable securities laws, the Private Placement Warrants may be transferred at the option of the holder upon surrender of the warrant(s) to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Private Placement Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Trading Market. There is no established public trading market for the Private Placement Warrants, and we do not expect a market to develop. The Private Placement Warrants are not listed on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Private Placement Warrants is limited.

Fundamental Transactions. If a Fundamental Transaction (as defined in the Private Placement Warrants, but generally including the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person or reorganization, recapitalization or reclassification or the acquisition of our outstanding Common Stock which results in any person or group acquiring 50% or more of the voting power of our common equity) occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Private Placement Warrants with the same effect as if such successor entity had been named in the Private Placement Warrants themselves. If holders of shares of our Common Stock are given a choice as to the securities, cash, or property to be received in such a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it would receive upon any exercise of the Private Placement Warrants following such a Fundamental Transaction. Additionally, as more fully described in the Private Placement Warrants, in the event of certain Fundamental Transactions, the holders of Private Placement Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Private Placement Warrants on the date of consummation of such Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the Private Placement Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Private Placement Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Private Placement Warrant.

Amendment and Waiver. Private Placement Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

The Placement Agent Warrants Issued in October 2023

The Placement Agent Warrants consist of warrants to purchase 169,697 shares of Common Stock that were issued on October 13, 2023 in accordance with the Engagement Letter between us and Wainwright. The Placement Agent Warrants have substantially the same terms as the Private Placement Warrants described above, except that the Placement Agent Warrants are initially exercisable at an exercise price of $2.0625 per share of Common Stock and will expire on October 11, 2028. Like the Private Placement Warrants, the Placement Agent Warrants are only exercisable on and after Stockholder Approval.

This summary of certain terms and provisions of the Placement Agent Warrants is not complete, is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock currently outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Some provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our Board of Directors, without action by our stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our Board of Directors could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Dual Class Stock. As described above in “— Common Stock — Voting,” our Certificate of Incorporation provides for a dual class common stock structure, consisting of Common Stock and Class B Common Stock (collectively, our “common stock”), which provides holders of our Class B Common Stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by the chair of our Board of Directors, our chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our Board of Directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws include advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Elimination of Stockholder Action by Written Consent. Any action to be taken by our stockholders must be effected at duly called annual or special meetings of stockholders and may not be taken by written consent.

Staggered Board. Our Board of Directors is divided into three classes. The directors in each class serve a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our Certificate of Incorporation provides that no member of our Board of Directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors are able to elect all of the directors standing for election, if they choose. Further, as discussed above, holders of our Class B Common Stock are entitled to five votes for each share of Class B Common Stock held by them, including with respect to election of directors.

Choice of Forum. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our Certificate of Incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our Certificate of Incorporation also provides that any person or entity holding, purchasing, or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that the choice of forum provision contained in our Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our Board of Directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

The provisions of Delaware law, and our Certificate of Incorporation and Bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. Certain attorneys affiliated with Buchanan Ingersoll & Rooney PC own approximately 20,000 shares of Common Stock.

EXPERTS

The financial statements of Longeveron Inc. (i) as of December 31, 2022 and for the year then ended, incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 10-K”), have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report; and (ii) as of December 31, 2021 and for the year then ended, incorporated in this prospectus by reference from the 2022 10-K, have been audited by MSL, P.A., an independent registered public accounting firm, as stated in their report, which reports are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We make periodic and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is http://longeveron.com. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 12, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 11, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the SEC on November 9, 2023;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 14, 2023; and

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2023, February 28, 2023, April 10, 2023, June 5, 2023, June 12, 2023, July 5, 2023, July 20, 2023, August 14, 2023, August 16, 2023, August 18, 2023, September 25, 2023, October 5, 2023, and October 13, 2023.

In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Longeveron Inc.
1951 NW 7th Avenue, Suite 520
Miami, FL 33136
(305) 909-0840

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

5,018,183 Shares of Class A Common Stock

PRELIMINARY PROSPECTUS

_______________, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the offering of securities described in this registration statement. All amounts are estimates except for the SEC registration fee. We will bear all expenses shown below.

Amount
SEC registration fee	$1,356
Accounting fees and expenses	$30,000
Legal fees and expenses	$40,000
Printing and engraving expenses	$15,000
Miscellaneous fees and expenses	$8,000
Total expenses	$94,356

Item 14. Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

●	In March 2020, we completed the sale of 22,902 Series C units to accredited investors for an aggregate purchase price of $1,374,120, or $60.00 per unit.

●	During the nine months ended September 30, 2021, we issued a total of 163,719 unregistered shares of Common Stock, with an aggregate value of $1.2 million, as consideration under various pre-existing consulting and license agreements. More specifically, of the amount noted in the prior sentence, 110,387 shares were issued to University of Miami and 53,332 shares were issued to the Company’s investor relations consultants.

●	On November 30, 2021, we entered into a Purchase Agreement (the “2021 Purchase Agreement”) with the Purchasers (as defined therein) for the purchase and sale of (a) an aggregate of 1,169,288 shares of our Common Stock and warrants to purchase 1,169,288 shares of Common Stock at an initial exercise price of $17.50 per share (the “PIPE Warrants”), at a combined purchase price of $17.50 per share of Common Stock and PIPE Warrants. The shares of Common Stock and the PIPE Warrants were issued at a closing on December 3, 2021 pursuant to the terms of the 2021 Purchase Agreement.

●	On October 11, 2023, in a private placement concurrent with the Registered Direct Offering described herein, we agreed to sell to an institutional accredited investor unregistered Series A Warrants to purchase up to an aggregate of 2,424,243 shares of its Common Stock and unregistered Series B Warrants to purchase up to an aggregate of 2,424,243 shares of its Common Stock (the “Private Placement Warrants”). The unregistered Series A Warrants have an exercise price of $1.65 per share, will become exercisable commencing on the effective date of stockholder approval of the issuance of the Series A Warrants and the shares issuable thereunder, and expire on April 13, 2029. The unregistered Series B Warrants have an exercise price of $1.65 per share, will become exercisable commencing on the effective date of stockholder approval of the issuance of the Series B Warrants and the shares issuable thereunder, and expire on April 14, 2025. The Private Placement Warrants were issued at a closing on October 13, 2023 pursuant to the terms of the Purchase Agreement described herein.

●	Pursuant to the Engagement Letter between the Company and Wainwright described herein, on October 13, 2023 we issued to Wainwright, or its designees, warrants to purchase 169,697 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Private Placement Warrants, except that the Placement Agent Warrants have an exercise price equal to $2.0625, or 125% of the offering price per share of Common Stock sold in the Registered Direct Offering, and the Placement Agent Warrants expire on October 11, 2028.

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
2.1	Plan of Conversion, incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 10-K filed March 30, 2021
2.2	Certificate of Conversion of Longeveron LLC, incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 10-K filed March 30, 2021
3.1	Certificate of Incorporation of Longeveron Inc., incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
3.2	Bylaws of Longeveron Inc., incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
3.3	First Amended and Restated Limited Liability Company Agreement of Longeveron LLC, effective December 31, 2014, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
3.3.1	First Amendment to First Amended and Restated Limited Liability Company Agreement of Longeveron LLC, effective July 18, 2017, incorporated by reference to Exhibit 3.3.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
3.3.2	Second Amendment to First Amended and Restated Limited Liability Company Agreement of Longeveron LLC, effective October 5, 2017, incorporated by reference to Exhibit 3.3.2 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
3.3.3	Third Amendment to First Amended and Restated Limited Liability Company Agreement of Longeveron LLC, effective October 23, 2017, incorporated by reference to Exhibit 3.3.3 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
3.3.4	Fourth Amendment to First Amended and Restated Limited Liability Company Agreement of Longeveron LLC, effective October 15, 2023, incorporated by reference to Exhibit 3.3.4 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
4.1	Specimen Class A Common Stock Certificate evidencing the shares of Class A Common Stock, incorporated by reference to Exhibit 4.1 on Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
4.2	IPO Underwriter Warrants issued February 17, 2021, incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2021
4.3	Form of PIPE Purchaser Warrant, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
4.4	Form of PIPE Representative Warrant, incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
4.5	Form of Pre-Funded Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
4.6	Form of Series A/B Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
4.7	Form of Placement Agent Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
5.1*	Opinion of Buchanan Ingersoll & Rooney PC
10.1	Exclusive License Agreement dated November 20, 2014, between the University of Miami and Longeveron LLC, incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.1.1	Amendment to Exclusive License Agreement dated December 11, 2017, between the University of Miami and Longeveron LLC, incorporated by reference to Exhibit 10.1.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021

Exhibit Number	Description of Exhibit
10.1.2	Second Amendment to Exclusive License Agreement dated March 3, 2021, between the University of Miami and Longeveron Inc., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 9, 2021
10.2	Collaborative Research and Development Agreement dated March 3, 2021, between the University of Miami and Longeveron Inc., incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed March 9, 2021
10.3	License Agreement dated December 22, 2016, between JMHMD Holdings, LLC and Longeveron LLC, incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.3.1	First Amendment to License Agreement effective December 22, 2016, by and between JMH MD Holdings, LLC and Longeveron LLC, incorporated by reference to Exhibit 10.2.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.4#	Consulting Services Agreement, dated November 20, 2014, by and between Longeveron LLC and Joshua M. Hare, M.D., incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.5#	Employment Agreement, effective August 12, 2020, by and between Longeveron LLC and James Clavijo, incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.6	Lease Agreement, dated October 6, 2015, by and between Wexford Miami, LLC and Longeveron LLC, incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.7	Grant Agreement, dated October 1, 2020, by and between the Maryland Stem Cell Research Commission, acting by and through the Maryland Technology Development Corporation, and Longeveron LLC, incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.8	Alzheimer’s Association Grant to Longeveron LLC, dated April 1, 2023, incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.9	National Institutes of Health Grant to Longeveron LLC, dated April 26, 2023, incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.10	National Institutes of Health Grant to Longeveron LLC, dated June 24, 2020, incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.11	National Institutes of Health Grant to University of Maryland Baltimore, dated September 9, 2020, incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.12	Paycheck Protection Program Promissory Note dated April 16, 2020, incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.13	2017 Longeveron LLC Incentive Plan, dated July 18, 2017, incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.14	Longeveron Inc. 2021 Incentive Award Plan, incorporated by reference to Exhibit 10.13 on Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
10.15	Form of Indemnification Agreement for Officers and Directors, incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
10.16	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
10.17	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
10.18	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
23.1*	Consent of Marcum LLP, independent registered public accounting firm
23.2*	Consent of MSL, P.A., former independent public accounting firm
23.3*	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)
107*	Filing Fee Table

*	Filed herewith
#	Indicates management contract or compensatory plan.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement,

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on November 15, 2023.

LONGEVERON INC.

By:	/s/ Wa’el Hashad
Name:	Wa’el Hashad
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wa’el Hashad and Paul Lehr and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments (including post-effective amendments) thereto of Longeveron Inc. and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wa’el Hashad	Chief Executive Officer and Director
Wa’el Hashad	(principal executive officer)	November 15, 2023

/s/ Lisa A. Locklear	Chief Financial Officer
Lisa A. Locklear	(principal financial officer and principal accounting officer)	November 15, 2023

/s/ Joshua M. Hare
Joshua M. Hare	Director	November 15, 2023

/s/ Neil E. Hare
Neil E. Hare	Director	November 15, 2023

/s/ Rock Soffer
Rock Soffer	Director	November 15, 2023

/s/ Cathy Ross
Cathy Ross	Director	November 15, 2023

/s/ Khoso Baluch
Khoso Baluch	Director	November 15, 2023

/s/ Ursula Ungaro
Ursula Ungaro	Director	November 15, 2023

/s/ Douglas Losordo
Douglas Losordo	Director	November 15, 2023

/s/ Jeffrey Pfeffer
Jeffrey Pfeffer	Director	November 15, 2023